Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Fiscal 2010 Results

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 26, 2010, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported sales of $292,872,174 for the fiscal year ended June 1, 2010. Revenues declined $4,988,777, or 1.7%. Net earnings for the year declined 6.7% to $9,998,931 compared to $10,720,855 last year. Diluted earnings per share decreased to $1.93 per share, from $2.08 per share last year.

For the fourth quarter of fiscal 2010, revenue declined 0.1% to $71,118,878 from $71,201,746 for the fourth quarter of last year. Net earnings declined 10.3% to $2,618,339 compared to $2,920,254 in last year’s fourth quarter. Earnings per share were $.51 compared to $.56 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants declined 1.6%, marking the end of a twelve year consecutive run of same store sales increases. For the fourth quarter, Big Boy same store sales declined 2.7%.”

Maier added, “Our Golden Corral restaurants posted a same store sales decrease of 2.9% during the year despite a sales improvement of 0.7% in the last quarter of the year.”

During the first half of the fiscal year, low commodity prices provided unusually low food costs, and as a result, even with reduced sales, earnings were up versus the prior year. As the Company entered calendar 2010, the combination of inclement weather and the return of more normal costs for food had a negative impact on results for the second half of the year. The decreases in same store sales in both concepts, along with higher commodity pricing, are challenges as the new fiscal year begins.

During the year, the Company opened four new Big Boy restaurants, one of which replaced an older facility. As of June 1, 2010, Frisch’s operated 35 Golden Corral restaurants and 91 company-owned Big Boy restaurants, and there were an additional 25 franchised Big Boy restaurants operated by licensees.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		(unaudited) Quarter ended
	June 1, 2010	June 2, 2009	June 1, 2010	June 2, 2009

Sales	$292,872	$297,861	$71,119	$71,202

Cost of sales
Food and paper	99,651	105,860	24,481	24,383
Payroll and related	97,919	97,678	23,596	23,415
Other operating costs	64,988	66,083	15,400	15,657

	262,558	269,621	63,477	63,455

Gross profit	30,314	28,240	7,642	7,747

Administrative and advertising	15,127	14,638	3,694	3,701
Franchise fees and other revenue	(1,266)	(1,282)	(296)	(312)
Gains on sale of assets	—	(1,163)	—	(47)
Litigation settlement	—	(890)	—	—

Operating profit (loss)	16,453	16,937	4,244	4,405
Interest expense	1,748	2,000	393	455

Earnings (loss) before income tax	14,705	14,937	3,851	3,950
Income taxes	4,706	4,216	1,233	1,030

NET EARNINGS (LOSS)	$9,999	$10,721	$2,618	$2,920

Earnings (loss) per share (EPS) of common stock:
Basic net earnings (loss) per share	$1.96	$2.10	$.51	$.57

Diluted net earnings (loss) per share	$1.93	$2.08	$.51	$.56

Diluted average shares outstanding	5,192	5,164	5,163	5,177

Depreciation included above	$14,085	$13,691	$3,373	$3,216

Opening expense included above	$768	$585	$349	$10

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	June 1, 2010	June 2, 2009
Assets
Current assets
Cash and equivalents	$647	$899
Receivables	1,534	1,549
Inventories	5,959	6,531
Other current assets	2,249	2,480

	10,389	11,459

Property and equipment	168,699	157,638

Other assets
Goodwill & other intangible assets	1,459	1,548
Property held for sale and land investments	3,682	3,218
Deferred income taxes and other	5,024	3,113

	10,165	7,879

	$189,253	$176,976

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,558	$8,038
Accrued expenses	9,641	11,555
Other	8,342	8,418

	28,541	28,011

Long-term obligations
Long-term debt	23,795	21,962
Other long-term obligations	16,823	12,626

	40,618	34,588

Shareholders’ equity	120,094	114,377

	$189,253	$176,976